Exhibit 99.1

Media Inquiries:	Analyst Inquiries:
Darcie M. Brossart	Elizabeth Schroeder
214-863-1335	214-863-1389
dbrossart@wyndham.com	eschroeder@wyndham.com

WYNDHAM’S SUCCESS IN EXECUTING STRATEGIC PLAN

PREPARES COMPANY FOR NEXT STAGE OF

FOCUS AND GROWTH

Executive Management Changes Support Organizational Strategy

DALLAS (Oct. 12, 2004) – To prepare the Company for its next stage of focus and growth, Wyndham International, Inc. (AMEX:WBR) today announced several organizational changes as part of a corporate “right-sizing” program. The changes reflect Wyndham’s steady transition into a hotel operating company with a more balanced portfolio of owned, managed and franchised properties - part of the Company’s strategic plan of selling non-strategic assets while growing its distribution through third-party agreements.

“As we view the Company and its expected form at the conclusion of the asset disposition process, it is clear the way we manage the Company can and must change. Making difficult decisions now will position Wyndham for greater success and growth as the hospitality industry continues to improve,” stated Fred J. Kleisner, chairman and chief executive officer.

Departing executives include Theodore Teng, president and chief operating officer, whose position will not be replaced. Kleisner will assume Teng’s duties upon his departure. Other executives leaving the Company include Joseph Champ, executive vice president of business development and chief investment officer; and, Patricia Smith, executive vice president of human resources, whose responsibilities will be reassigned. In addition, Donna DeBerry, executive vice president of diversity and corporate affairs, more…

Wyndham’s Success in Executing Strategic Plan Prepares Company for Next Stage of Focus and Growth

will be leaving the Company in connection with the reorganization but will continue to guide Wyndham’s industry-leading diversity initiative as a consultant.

“On behalf of all Wyndham employees, I would like to thank Ted, Joe, Patricia and Donna for their tireless efforts and valuable contributions. They have helped to take Wyndham to the next level and to position us for greater success and future growth,” stated Kleisner.

In a separate press release issued today, Wyndham announced that Richard A. Smith, executive vice president and chief financial officer, has resigned to take a position with another company. Smith’s resignation was unrelated to the Company’s planned changes in its organizational structure. Wyndham has appointed Elizabeth Schroeder to executive vice president and acting chief financial officer, with the expectation that her permanent appointment to this position will be confirmed by Wyndham’s Board of Directors in early 2005. Schroeder was formerly Wyndham’s senior vice president of finance, strategic planning and investor relations.

In related appointments, Timothy L. Fielding, former senior vice president and corporate controller, will be named executive vice president and chief accounting officer, and Michael Higa will be named corporate treasurer. Judy Hendrick, former senior vice president and treasurer, will be named executive vice president and chief investment officer in connection with the reorganization.

Since 1999, Wyndham has sold nearly 150 properties for gross proceeds of over $2.0 billion. Upon completion of its disposition strategy, Wyndham will have a balanced portfolio of owned, managed and franchised properties within the brand’s total distribution. Retaining its trophy assets through the disposition process, a strong base of 35 brand-defining, upscale and luxury properties will continue to be owned by Wyndham - comprising 25 percent of its total brand portfolio.

Wyndham will continue to grow its proprietary brand through new management and franchise agreements, with an aggressive focus placed on securing a brand presence in key markets.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., more…

Wyndham’s Success in Executing Strategic Plan Prepares Company for Next Stage of Focus and Growth

Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

# # #

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.